SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by Registrant:                                          [ X ]
Filed by a Party other than the Registrant:                   [   ]

Check the appropriate box:
[   ] Preliminary Proxy Statement                [   ] Confidential, for Use of
[ X ] Definitive Proxy Statement                       the Commission Only (as
[   ] Definitive Additional Materials                  permitted by Rule
[   ] Soliciting Materials Pursuant to Section         14a-6(e)(2))
      240.14a-11(c) or Section 240.14a-12

                                   Valhi, Inc.
------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]    No fee required.

[   ]    Fee computed on table below per Exchange  Act Rules  14a-6(i)(4)  and
         0-11.

         1) Title of each class of securities to which transaction applies:

         2)       Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth amount on which the filing fee is calculated and state how it was determined):

         4)       Proposed maximum aggregate value of transaction:

         5)       Total fee paid:

[   ]    Fee paid previously with preliminary materials.

[   ]    Check box if any part of the fee is offset as  provided  by  Exchange
         Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed:

                                [LOGO GOES HERE]


                                   VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697


                                 March 31, 2001


To Our Stockholders:

         You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Valhi, Inc., which will be held on Thursday, May 10, 2001, at 1:30 p.m., local time, at Valhi's corporate offices at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

         Whether or not you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card or voting instruction form in the accompanying envelope as promptly as possible to ensure that your shares are represented and voted in accordance with your wishes. Your vote, whether given by proxy or in person at the meeting, will be held in confidence by the inspector of election as provided in Valhi's bylaws.

                                                      Sincerely,




                                                      Harold C. Simmons
                                                      Chairman of the Board and
                                                      Chief Executive Officer

                                   VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             To Be Held May 10, 2001



To the Stockholders of Valhi, Inc.:

         NOTICE IS HEREBY  GIVEN that the 2001  Annual  Meeting of  Stockholders
(the "Meeting") of Valhi, Inc., a Delaware corporation ("Valhi"), will be held on Thursday, May 10, 2001, at 1:30 p.m., local time, at the corporate offices of Valhi at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas for the following purposes:

         (1) To elect seven directors to serve until the 2002 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal, resignation or death; and

         (2) To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

         The board of directors of Valhi set the close of business on March 23, 2001 as the record date (the "Record Date") for the Meeting. Only holders of Valhi's common stock, par value $0.01 per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. Valhi's stock transfer books will not be closed following the Record Date. A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by any stockholder of Valhi, for purposes related to the Meeting, for a period of ten days prior to the Meeting at Valhi's corporate offices located at the address set forth above.

         You are cordially invited to attend the Meeting. Whether or not you plan to attend the Meeting in person, please complete, date and sign the accompanying proxy card or voting instruction form and return it promptly in the enclosed envelope to ensure that your shares are represented and voted in accordance with your wishes. You may revoke your proxy by following the procedures set forth in the accompanying proxy statement. If you choose, you may still vote in person at the Meeting even though you previously submitted your proxy.

         In accordance with Valhi's bylaws, your vote, whether given by proxy or in person at the Meeting, will be held in confidence by the inspector of election for the Meeting.


                                             By Order of the Board of Directors,




                                             A. Andrew R. Louis, Secretary

Dallas, Texas
March 31, 2001

                                   VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697

                         ------------------------------

                                 PROXY STATEMENT

                         ------------------------------

                               GENERAL INFORMATION

         This proxy statement and the accompanying proxy card or voting instruction form are being furnished in connection with the solicitation of proxies by and on behalf of the board of directors (the "Board of Directors") of Valhi, Inc., a Delaware corporation ("Valhi"), for use at the 2001 Annual Meeting of Stockholders of Valhi to be held on Thursday, May 10, 2001 and at any adjournment or postponement thereof (the "Meeting"). The accompanying Notice of Annual Meeting of Stockholders (the "Notice") sets forth the time and place and the purposes of the Meeting. The Notice, this proxy statement, the accompanying proxy card or voting instruction form and Valhi's Annual Report to Stockholders, which includes Valhi's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (the "Annual Report"), are first being mailed to the holders of Valhi's common stock, par value $0.01 per share ("Valhi Common Stock"), on or about April 6, 2001. Valhi's executive offices are located at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                  QUORUM, VOTING RIGHTS AND PROXY SOLICITATION

         The record date set by the Board of Directors for the determination of stockholders entitled to notice of and to vote at the Meeting was the close of business on March 23, 2001 (the "Record Date"). As of the Record Date, there were 114,692,317 shares of Valhi Common Stock issued and outstanding. Each share of Valhi Common Stock entitles its holder to one vote on all matters to be acted on at the Meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Valhi Common Stock entitled to vote at the Meeting is necessary to constitute a quorum for the conduct of business at the Meeting. Shares of Valhi Common Stock that are voted to abstain from any business coming before the Meeting and broker/nominee non-votes will be counted as being in attendance at the Meeting for purposes of determining whether a quorum is present.

         If a quorum is present, a plurality of the affirmative votes of the outstanding shares of Valhi Common Stock represented and entitled to be voted at the Meeting is necessary to elect a director of Valhi. The accompanying proxy card or voting instruction form provides space for a stockholder to withhold authority to vote for any or all of the nominees of the Board of Directors. Neither shares as to which the authority to vote on the election of directors has been withheld nor broker/nominee non-votes will be counted as affirmative votes to elect director nominees to the Board of Directors. However, since director nominees need only receive the vote of a plurality of the shares represented at the Meeting and entitled to vote, a vote withheld from a particular nominee will not affect the election of such nominee.

         Except as applicable laws may otherwise provide, the approval of any other matter that may properly come before the Meeting will require the affirmative vote of a majority of the shares represented and entitled to vote at the Meeting. Shares of Valhi Common Stock that are voted to abstain from any other business coming before the Meeting and broker/nominee non-votes will not be counted as votes for or against any such other matter.

         Unless otherwise specified, the agents designated in the proxy card or voting instruction form will vote the shares represented by a proxy at the Meeting "FOR" the election of the nominees for director and, to the extent allowed by the federal securities laws, in the discretion of the agents on any other matter that may properly come before the Meeting.

         Contran Corporation ("Contran") and certain related persons and entities held approximately 94% of the outstanding shares of Valhi Common Stock as of the Record Date and have indicated their intention to have such shares represented at the Meeting and voted "FOR" the election of each of the nominees for director of the Board of Directors. If such shares are represented and voted as indicated at the Meeting, a quorum will be present and all the nominees for director will be elected as directors of Valhi.

         Computershare Investor Services, L.L.C. or its successor ("Computershare"), the transfer agent and registrar for Valhi Common Stock as of the Record Date, has been appointed by the Board of Directors to ascertain the number of shares represented, receive proxies and ballots, tabulate the vote and serve as inspector of election at the Meeting. All proxies, ballots and voting instructions delivered to Computershare that identify the vote of a particular stockholder shall be kept confidential by Computershare in accordance with the terms of Valhi's bylaws. Each holder of record of Valhi Common Stock giving the proxy enclosed with this proxy statement may revoke it at any time prior to the voting of such stock at the Meeting by delivering to Computershare a written revocation of the proxy, delivering to Computershare a duly executed proxy bearing a later date or by voting in person at the Meeting. Attendance by a stockholder at the Meeting will not in itself constitute the revocation of such stockholder's proxy.

         This proxy solicitation is being made by and on behalf of the Board of Directors. Valhi will pay all expenses related to the solicitation, including charges for preparing, printing, assembling and distributing all materials delivered to stockholders. In addition to solicitation by mail, directors, officers and regular employees of Valhi may solicit proxies by telephone or in person for which such persons will receive no additional compensation. Upon request, Valhi will reimburse banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in distributing proxy materials and voting instructions to the beneficial owners of Valhi Common Stock held of record by such entities.

                              ELECTION OF DIRECTORS

         The bylaws of Valhi provide that the Board of Directors shall consist of not less than five and not more than nine persons, as determined from time to time by the Board of Directors in its discretion. The number of directors is currently set at seven. The directors elected at the Meeting will hold office until the 2002 Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier removal, resignation or death.

         All of the nominees are currently directors of Valhi whose terms will expire at the Meeting. All of the nominees have agreed to serve if elected. If any nominee is not available for election at the Meeting, a proxy will be voted "FOR" an alternate nominee to be selected by the Board of Directors, unless the stockholder executing such proxy withholds authority to vote for such nominee. The Board of Directors believes that all of its present nominees will be available for election at the Meeting and will serve if elected.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE FOLLOWING NOMINEES FOR DIRECTOR.

         Nominees for Director. The following information has been provided by the respective nominees for election as directors of Valhi for terms expiring at the 2002 Annual Meeting of Stockholders.

         Thomas E. Barry, age 57, has served as a director of Valhi since October 2000. Dr. Barry is vice president for executive affairs at Southern Methodist University and has been professor of marketing in the Edwin L. Cox School of Business at Southern Methodist University since prior to 1996. Dr. Barry is also a director of Keystone Consolidated Industries, Inc., a steel
fabricated  wire  products,   industrial  wire  and  carbon  steel  rod  company
affiliated with Valhi ("Keystone"). Additionally, he serves as a member of Valhi's audit committee and management development and compensation committee (the "MD&C Committee").

         Norman S. Edelcup, age 65, has served as a director of Valhi and/or certain of Valhi's predecessors since 1975. Since February 2001, Mr. Edelcup has served as senior vice president of Florida Savings Bancorp. He also serves as a trustee for the Baron Funds, a mutual fund group. Mr. Edelcup served as senior vice president of Item Processing of America, Inc., a processing service bureau ("IPA"), from 1999 to 2000 and as chairman of the board of IPA from prior to 1996 to 1999. Additionally, he serves as chairman of Valhi's audit committee and MD&C Committee.

         Edward J. Hardin, age 58, has served as a director of Valhi since February 2000. Since 1997, Mr. Hardin has served as a director of CompX International Inc. ("CompX"), a majority owned indirect subsidiary of Valhi that manufactures ergonomic computer support systems, precision ball bearing slides and security products. Mr. Hardin has been a partner of the law firm of Rogers & Hardin LLP since its formation in 1976. Mr. Hardin serves as a director of Westrup, Inc., a manufacturer of seed processing machinery, and as chairman of the board of the Harvard Center for the Study of World Religions. Additionally, he serves as a member of Valhi's audit committee.

         Glenn R. Simmons, age 73, has served as a director of Valhi and/or certain of Valhi's predecessors since 1980. Mr. Simmons has been vice chairman of the board of Valhi and Contran, a diversified holding company, since prior to 1996. Mr. Simmons is a director of Valhi's majority owned subsidiary, NL Industries, Inc. ("NL"), a titanium dioxide pigments company; chairman of the board of CompX; chairman of the board of Keystone; a director of Titanium Metals Corporation ("TIMET"), a company engaged in the titanium metals industry of which Tremont Corporation ("Tremont") owns approximately 39%; and a director of Tremont, Valhi's majority owned indirect subsidiary that in addition to its holdings in TIMET owns approximately 20% of NL and interests in land development entities. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1969. Mr. Simmons serves as a member of Valhi's executive committee and is a brother of Harold C. Simmons.

         Harold C. Simmons, age 69, has served as a director of Valhi and/or certain of Valhi's predecessors since 1980. Mr. Simmons has been chairman of the board and chief executive officer of Valhi and Contran since prior to 1996 and was president of Valhi and Contran from prior to 1996 to 1998. Mr. Simmons is chairman of the board of NL and a director of Tremont. Mr. Simmons has been an executive officer and/or director of various companies related to Valhi and Contran since 1961. Mr. Simmons serves as chairman of Valhi's executive committee and is a brother of Glenn R. Simmons.

         J. Walter Tucker, Jr., age 75, has served as a director of Valhi and/or certain of Valhi's predecessors since 1982. Mr. Tucker has been the president, treasurer and a director of Tucker & Branham, Inc., a mortgage banking, insurance and real estate company, and vice chairman of the board and a director of Keystone since prior to 1996. Mr. Tucker has been an executive officer and/or director of various companies related to Valhi and Contran since 1982.

         Steven L. Watson, age 50, has served as a director of Valhi since 1998. Mr. Watson has been president of Valhi and Contran, and a director of Contran, since 1998. Mr. Watson is also a director of CompX, Keystone, NL, TIMET and Tremont. From prior to 1996 to 1998, Mr. Watson served as vice president and secretary of Valhi and Contran. Mr. Watson has served as an executive officer and/or director of various companies related to Valhi and Contran since 1980. Mr. Watson serves as a member of Valhi's executive committee.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors held three meetings and took action by written consent in lieu of meetings on seven occasions in 2000. Each of the directors participated in all of such meetings and of the meetings of the committees on which they served at the time they served.

         The Board of Directors has established and delegated authority to the following standing committees.

         Audit Committee. The principal responsibilities of the audit committee are to serve as an independent and objective party to review the corporation's auditing, accounting and financial reporting processes. The responsibilities of the audit committee are more specifically set forth in the audit committee charter attached as Exhibit A to this proxy statement. For further information on the role of the audit committee, see "Independent Auditor Matters--Audit Committee Report." The current members of the audit committee are Norman S. Edelcup (chairman), Edward J. Hardin and Dr. Thomas E. Barry. The audit committee held two meetings in 2000.

         Management Development and Compensation Committee. The principal responsibilities of the MD&C Committee are to review and approve grants of stock options and other awards under the Valhi, Inc. 1997 Long-Term Incentive Plan (the "1997 Plan"), to review and administer the Valhi, Inc. 1987 Stock Option--Stock Appreciation Rights Plan, as amended (the "1987 Plan"), and the 1997 Plan and to review and administer such other compensation matters as the Board of Directors may direct from time to time. For further information on the role of the MD&C Committee, see "Report on Executive Compensation." The current members of the MD&C Committee are Norman S. Edelcup (chairman) and Dr. Thomas E. Barry. The MD&C Committee held one meeting and took action by written consent in lieu of a meeting on one occasion in 2000.

         Executive Committee. The principal responsibilities of the executive committee are to take such actions as are required to manage Valhi, within the limits provided by Delaware statutes and the Board of Directors. The current members of the executive committee are Harold C. Simmons (chairman), Glenn R. Simmons and Steven L. Watson. The executive committee did not hold any meetings in 2000.

         The Board of Directors does not have a nominating committee or any committee performing a similar function. All matters that would be considered by such a committee are acted upon by the full Board of Directors. The Board of Directors will consider recommendations by stockholders of Valhi with respect to the election of directors if such recommendations are submitted in writing to the secretary of Valhi and received not later than December 31 of the year prior to the next annual meeting of stockholders. Such recommendations should be accompanied by a full statement of qualifications and confirmation of the nominee's willingness to serve.

         It is anticipated that the members of the standing committees will be elected at the annual meeting of the Board of Directors immediately following the Meeting. The Board of Directors has previously established, and from time to time may establish, other committees to assist it in the discharge of its responsibilities.

                               EXECUTIVE OFFICERS

         Set forth below is certain information relating to the current executive officers of Valhi. Each executive officer serves at the pleasure of the Board of Directors. Biographical information with respect to Harold C. Simmons, Glenn R. Simmons and Steven L. Watson is set forth under "Election of Directors--Nominees for Director."

                Name                       Age                  Position(s)
------------------------------------     ------  -------------------------------------------------
Harold C. Simmons...................       69    Chairman of the Board and Chief Executive Officer
Glenn R. Simmons....................       73    Vice Chairman of the Board
Steven L. Watson....................       50    President
William J. Lindquist................       43    Senior Vice President
Bobby D. O'Brien....................       43    Vice President and Treasurer
J. Mark Hollingsworth...............       49    Vice President and General Counsel
Gregory M. Swalwell.................       44    Vice President and Controller
Eugene K. Anderson..................       65    Vice President and Assistant Treasurer
A. Andrew R. Louis..................       40    Secretary
Kelly D. Luttmer....................       37    Tax Director

         William J. Lindquist has served as senior vice president of Valhi and Contran, and a director of Contran, since 1998. From prior to 1996 to 1998, Mr. Lindquist served as vice president and tax director of Valhi and Contran. Mr. Lindquist has served as an executive officer and/or director of various companies related to Valhi and Contran since 1980.

         Bobby D. O'Brien has served as vice president of Valhi and Contran since 1996 and treasurer of Valhi and Contran since 1997. Mr. O'Brien has served in financial and accounting positions with various companies related to Valhi and Contran since 1988.

         J. Mark Hollingsworth has served as vice president of Valhi and Contran since 1998 and as general counsel of Valhi and Contran since 1996. From prior to 1997, Mr. Hollingsworth served as senior counsel or legal counsel for Valhi and Contran. Mr. Hollingsworth has served as legal counsel of various companies related to Valhi and Contran since 1983.

         Gregory M. Swalwell has served as vice president of Valhi and Contran since 1998 and controller of Valhi and Contran since 1996. From prior to 1997, Mr. Swalwell served as assistant controller of Valhi and Contran. Mr. Swalwell has served in accounting positions with various companies related to Valhi and Contran since 1988.

         Eugene K. Anderson has served as vice president and assistant treasurer of Valhi and Contran since prior to 1996. Mr. Anderson has served as an executive officer of various companies related to Valhi and Contran since 1980.

         A. Andrew R. Louis has served as secretary of Valhi and Contran since 1998. From prior to 1996 to 1998, Mr. Louis served as corporate counsel of Valhi and Contran. Mr. Louis has served as legal counsel of various companies related to Valhi and Contran since 1995.

         Kelly D. Luttmer has served as tax director of Valhi and Contran since 1998. Since prior to 1996 to 1998, Ms. Luttmer served as assistant tax manager of Valhi and Contran. Ms. Luttmer has served in tax accounting positions with various companies related to Valhi and Contran since 1989.

                               SECURITY OWNERSHIP

         Ownership of Valhi and Its Parents. The following table and footnotes set forth as of the Record Date the beneficial ownership, as defined by regulations of the Securities and Exchange Commission (the "SEC"), of Valhi Common Stock held by each person or group of persons known to Valhi to own beneficially more than 5% of the outstanding shares of Valhi Common Stock, each director of Valhi, each executive officer of Valhi named in the Summary
Compensation Table below (a "named executive officer") and all directors and executive officers of Valhi as a group. See footnote (4) below for information concerning individuals and entities that may be deemed to own indirectly and beneficially those shares of Valhi Common Stock directly held by Contran, National City Lines, Inc. ("National") and Valhi Group, Inc. ("VGI"). Except as set forth below, no securities of Valhi's parent companies are beneficially owned by any director or executive officer of Valhi. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

                                                                                   Valhi Common Stock
                                                                   ----------------------------------------------
                                                                        Amount and Nature of          Percent of
Name of Beneficial Owner                                               Beneficial Ownership (1)      Class (1)(2)
------------------------                                           ------------------------------- --------------
Contran Corporation and subsidiaries:
    Contran Corporation (3)......................................      2,449,800 (4)(5)                   2.1%
    National City Lines, Inc. (3)................................     10,891,009 (4)                      9.5%
    Valhi Group, Inc. (3)........................................     93,739,554 (4)                     81.7%
Thomas E. Barry..................................................          1,000                          *
Norman S. Edelcup................................................         26,000 (6)                      *
Edward J. Hardin.................................................          4,000 (6)                      *
Glenn R. Simmons.................................................        353,183 (4)(6)(7)                *
Harold C. Simmons................................................        580,383 (4)(5)(6)(8)             *
J. Walter Tucker, Jr.............................................        240,750 (4)(6)(9)                *
Steven L. Watson.................................................        318,635 (4)(6)                   *
William J. Lindquist.............................................        257,000 (4)(6)                   *
Bobby D. O'Brien.................................................        172,000 (4)(6)                   *
All directors and executive officers as a group (14 persons).....      2,282,563 (4)(5)(6)(7)(8)(9)       2.0%

--------------------
*        Less than 1%.

(1) Except as otherwise noted, the listed individuals and group have sole investment power and sole voting power as to all shares of Valhi Common Stock set forth opposite their names. The number of shares and percentage of ownership of Valhi Common Stock for each person or group assumes the exercise by such person or group (exclusive of others) of stock options that such person or group may exercise within 60 days subsequent to the Record Date.

(2) The percentages are based on 114,692,317 shares of Valhi Common Stock outstanding as of the Record Date. For purposes of calculating the outstanding shares of Valhi Common Stock as of the Record Date, 1,186,200 shares of Valhi Common Stock held by a subsidiary of NL, a majority owned subsidiary of Valhi, and 1,000,000 shares of Valhi Common Stock held by Valmont Insurance Company, a wholly owned subsidiary of Valhi ("Valmont"), are excluded from the amount of Valhi Common Stock outstanding. Pursuant to Delaware corporate law, Valhi treats these excluded shares as treasury stock for voting purposes.

(3) The business address of Contran, National and VGI is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

(4) National, NOA, Inc. ("NOA") and Dixie Holding Company ("Dixie Holding") are the direct holders of approximately 73.3%, 11.4% and 15.3%, respectively, of the outstanding common stock of VGI. Contran and NOA are the direct holders of approximately 85.7% and 14.3%, respectively, of the outstanding common stock of National. Contran and Southwest Louisiana Land Company, Inc. ("Southwest") are the direct holders of approximately 49.9% and 50.1%, respectively, of the outstanding common stock of NOA. Dixie Rice Agricultural Corporation, Inc. ("Dixie Rice") is the direct holder of 100% of the outstanding common stock of Dixie Holding. Contran is the holder of 100% of the outstanding common stock of Dixie Rice and approximately 88.9% of the outstanding common stock of Southwest. Substantially all of Contran's outstanding voting stock is held by trusts established for the benefit of certain children and grandchildren of Harold C. Simmons (the "Trusts"), of which Mr. Simmons is the sole trustee. As sole trustee of the Trusts, Mr. Simmons has the power to vote and direct the disposition of the shares of Contran stock held by the Trusts. Mr. Simmons, however, disclaims beneficial ownership of any Contran shares that the Trusts hold.

         Harold C. Simmons is the chairman of the board and chief executive officer of VGI, National, NOA, Dixie Holding, Dixie Rice, Southwest and Contran. By virtue of the holding of the offices, the stock ownership and his service as trustee, all as described above, Mr. Simmons may be deemed to control such entities, and Mr. Simmons and certain of such entities may be deemed to possess indirect beneficial ownership of the shares of Valhi Common Stock directly held by certain of such other entities. Mr. Simmons, however, disclaims beneficial ownership of the shares of Valhi Common Stock beneficially owned, directly or indirectly, by any of such entities, NL or Valmont.

         Glenn R. Simmons, Steven L. Watson and William J. Lindquist are directors of Contran and all of Valhi's executive officers are executive officers of Contran. Each of such persons disclaims beneficial ownership of the shares of Valhi Common Stock that Contran directly or indirectly beneficially holds.

         The Harold Simmons Foundation, Inc. (the "Foundation") directly holds approximately 0.5% of the outstanding shares of Valhi Common Stock. The Foundation is a tax-exempt foundation organized for charitable purposes. Harold C. Simmons is the chairman of the board and chief executive officer of the Foundation and may be deemed to control the Foundation. Mr. Simmons, however, disclaims beneficial ownership of any shares of Valhi Common Stock held by the Foundation.

         The Combined Master Retirement Trust (the "Master Trust") directly holds approximately 0.1% of the outstanding shares of Valhi Common Stock. Valhi established the Master Trust to permit the collective investment by master trusts that maintain the assets of certain employee benefit plans Valhi and related companies adopt. Harold C. Simmons is the sole trustee of the Master Trust and a member of the trust investment committee for the Master Trust. J. Walter Tucker, Jr. is also a member of the trust investment committee for the Master Trust. The Board of Directors selects the trustee and members of the trust investment committee for the Master Trust. Harold C. Simmons, Glenn R. Simmons, Steven L. Watson, William J. Lindquist, Bobby D. O'Brien and the other Valhi executive officers are participants in one or more of the employee benefit plans that invest through the Master Trust. Each of such persons disclaims beneficial ownership of the shares of Valhi Common Stock held by the Master Trust, except to the extent of his or her individual vested beneficial interest in the assets held by the Master Trust.

         The business address of NOA, Dixie Holding, the Master Trust and the Foundation is Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697. The business address of Dixie Rice is 600 Pasquiere Street, Gueydan, Louisiana 70542. The business address of Southwest is 402 Canal Street, Houma, Louisiana 70360.

(5) The shares of Valhi Common Stock shown as owned by Contran include approximately 0.4% of the outstanding Valhi Common Stock that is directly held by the Contran Deferred Compensation Trust No. 2 (the "CDCT No. 2"). U.S. Bank National Association serves as trustee of the CDCT No. 2. Contran established the CDCT No. 2 as an irrevocable "rabbi trust" to assist Contran in meeting certain deferred compensation obligations that it owes to Harold C. Simmons. If the CDCT No. 2 assets are insufficient to satisfy such obligations, Contran must satisfy the balance of such obligations. Pursuant to the terms of the CDCT No. 2, Contran retains the power to vote the shares held by the CDCT No. 2, retains dispositive power over such shares and may be deemed the indirect beneficial owner of such shares. Mr. Simmons, however, disclaims such beneficial ownership of the shares beneficially owned, directly or indirectly, by the CDCT No. 2, except to the extent of his interest as a beneficiary of the CDCT No. 2.

(6) The shares of Valhi Common Stock shown as beneficially owned by such person or group include the following number of shares such person or group has the right to acquire upon the exercise of stock options granted pursuant to the 1987 Plan or 1997 Plan that such person or group may exercise within 60 days subsequent to the Record Date:


                                                                                       Shares of Valhi Common Stock
                                                                                        Issuable Upon the Exercise
                                                                                             of Stock Options
                                   Name of Beneficial Owner                               On or Before May 22, 2001
         ---------------------------------------------------------------------------   ----------------------------
         Norman S. Edelcup.........................................................                 3,000
         Edward J. Hardin..........................................................                 2,000
         Glenn R. Simmons..........................................................               350,000
         Harold C. Simmons.........................................................               500,000
         J. Walter Tucker, Jr......................................................                 3,000
         Steven L. Watson..........................................................               300,000
         William J. Lindquist......................................................               257,000
         Bobby D. O'Brien..........................................................               172,000
         All other executive officers of Valhi as a group (5 persons)..............               327,000

(7)      The shares of Valhi Common Stock shown as  beneficially  owned by Glenn
         R. Simmons include 800 shares his wife holds in her retirement account, with respect to which he disclaims beneficial ownership.

(8)      The shares of Valhi Common Stock shown as beneficially  owned by Harold
         C. Simmons include 77,000 shares his wife holds, with respect to which he disclaims beneficial ownership.

(9) The shares of Valhi Common Stock shown as beneficially owned by J. Walter Tucker, Jr. include 200,000 shares his wife holds, with respect to which he disclaims beneficial ownership, and 17,250 shares held by a corporation of which he is the sole stockholder.


         Valhi understands that Contran and related entities may consider acquiring or disposing of shares of Valhi Common Stock through open-market or privately negotiated transactions, depending upon future developments, including, but not limited to, the availability and alternative uses of funds, the performance of Valhi Common Stock in the market, an assessment of the business of and prospects for Valhi, financial and stock market conditions and other factors deemed relevant by such entities. Valhi may similarly consider acquisitions of shares of Valhi Common Stock and acquisitions or dispositions of securities issued by related entities.

         Valhi does not presently intend, and understands that Contran does not presently intend, to engage in any transaction or series of transactions that would result in Valhi Common Stock becoming eligible for termination of registration under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or ceasing to be traded on a national securities exchange.

         Ownership of NL and CompX. The following table and footnotes set forth the beneficial ownership, as of the Record Date, of the common stock, par value $0.125 per share, of NL ("NL Common Stock") and the class A common stock, par value $0.01 per share, of CompX ("CompX Class A Common Stock") held by each director of Valhi, each named executive officer and all directors and executive officers of Valhi as a group. All information is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

                                                  NL Common Stock                 CompX Class A Common Stock
                                     ---------------------------------------  ----------------------------------
                                        Amount and Nature       Percent of       Amount and Nature     Percent of
                                          of Beneficial           Class            of Beneficial         Class
Name of Beneficial Owner                   Ownership (1)          (1)(2)           Ownership (1)         (1)(3)
------------------------             -----------------------  --------------  ----------------------   ---------

Thomas E. Barry.................            -0-  (4)               -0-                -0-  (5)             -0-
Norman S. Edelcup...............            -0-  (4)               -0-              2,000  (5)              *
Edward J. Hardin................            -0-  (4)               -0-              6,300  (5)(6)           *
Glenn R. Simmons................          7,000  (4)(6)             *              37,200  (5)(6)           *
Harold C. Simmons...............         78,475  (4)(6)(7)          *              20,000  (5)(7)           *
J. Walter Tucker, Jr............            -0-  (4)               -0-                -0-  (5)             -0-
Steven L. Watson................          4,000  (4)                *               7,900  (5)(6)           *
William J. Lindquist............            -0-  (4)               -0-              6,000  (5)(6)           *
Bobby D. O'Brien................            -0-  (4)               -0-              6,300  (5)(6)           *
All   directors  and  executive
   officers   of   Valhi  as  a
   group (14 persons) .........          89,975  (4)(6)(7)          *              99,700  (5)(6)(8)       1.9%

--------------------
*        Less than 1%.


(1) Except as otherwise noted, the listed individuals and group have sole investment power and sole voting power as to all shares set forth opposite their names. The number of shares and percentage of ownership for each person or group assumes the exercise by such person or group (exclusive of others) of stock options that such person or group may exercise within 60 days subsequent to the Record Date.

(2) The percentages are based on 50,087,284 shares of NL Common Stock outstanding as of the Record Date.

(3) The percentages are based on 5,117,280 shares of CompX Class A Common Stock outstanding as of the Record Date.

(4) Valhi and Tremont are the direct holders of approximately 60.2% and 20.4%, respectively, of the outstanding NL Common Stock. Tremont Group, Inc. ("TGI") is the holder of approximately 80.0% of the outstanding common stock of Tremont. Valhi and Tremont Holdings, LLC ("TRE Holdings") are the direct holders of 80.0% and 20.0%, respectively, of the outstanding common stock of TGI. NL is the sole member of TRE Holdings. See footnotes (2), (4) and (5) to the "Ownership of Valhi and Its Parents" table above for certain information concerning Valhi and the individuals and entities that may be deemed to own indirectly and beneficially shares of NL Common Stock that Valhi and Tremont directly hold. Harold C. Simmons and all other directors and executive officers of Valhi disclaim beneficial ownership of all of the shares of NL Common Stock that Valhi and Tremont directly hold.

(5) Valcor, Inc., a wholly owned subsidiary of Valhi ("Valcor"), owns 100% of the CompX class B common stock, par value $0.01 per share ("CompX Class B Common Stock" and together with the CompX Class A Common Stock, the "CompX Common Stock"). Each share of CompX Class B Common Stock entitles the holder to one vote on all matters except the election of directors on which each share is entitled to ten votes. Valhi holds approximately 7.3% of the outstanding CompX Class A Common Stock. As a result, Valhi holds, directly and indirectly through Valcor, approximately 68.6% of the combined voting power of the CompX Common Stock (approximately 95.5% for the election of directors). In certain instances, shares of CompX Class B Common Stock are automatically convertible into shares of CompX Class A Common Stock. See footnotes
         (2), (4) and (5) to the "Ownership of Valhi and Its Parents" table above for certain information concerning individuals and entities that may be deemed to own indirectly and beneficially shares of CompX Common Stock that Valcor and Valhi hold directly. Harold C. Simmons and all other directors and executive officers of Valhi disclaim beneficial ownership of all of the shares of CompX Common Stock that Valhi and Valcor directly hold.

(6) The shares of NL Common Stock or CompX Class A Common Stock shown as beneficially owned by such person or group include the following number of shares such person or group has the right to acquire upon the exercise of stock options granted pursuant to NL or CompX stock option plans that such person or group may exercise within 60 days subsequent to the Record Date:

                                                        Shares of NL Common Stock    Shares of CompX  Class A Common
                                                       Issuable Upon the Exercise    Stock    Issuable    Upon   the
                                                            of Stock Options         Exercise of Stock Options
                  Name of Beneficial Owner               On or Before May 22, 2001       On or Before May 22, 2001
         ------------------------------------------   -----------------------------  -----------------------------

         Edward J. Hardin.........................                  -0-                            1,800
         Glenn R. Simmons.........................                6,000                           31,200
         Harold C. Simmons........................                6,000                              -0-
         Steven L. Watson.........................                  -0-                            6,400
         William J. Lindquist.....................                  -0-                            6,000
         Bobby D. O'Brien.........................                  -0-                            6,000
         All other executive officers of Valhi
           as a group (5 persons).................                  -0-                           13,800

(7) The shares of NL Common Stock and CompX Common Stock shown as beneficially owned by Harold C. Simmons include 69,475 and 20,000 shares, respectively, held by his wife, with respect to which shares he disclaims beneficial ownership.

         Ownership of Tremont and TIMET. The following table and footnotes set forth the beneficial ownership, as of the Record Date, of the common stock, par value $1.00 per share, of Tremont ("Tremont Common Stock") and the common stock, par value $0.01 per share, of TIMET ("TIMET Common Stock") held by each director of Valhi, each named executive officer and all directors and executive officers of Valhi as a group. All information has been taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons.

                                              Tremont Common Stock                   TIMET Common Stock
                                      ------------------------------------  ------------------------------------
                                        Amount and Nature      Percent of      Amount and Nature      Percent of
                                          of Beneficial          Class           of Beneficial          Class
Name of Beneficial Owner                   Ownership (1)        (1)(2)           Ownership (1)          (1)(3)
------------------------              ----------------------  ------------  -----------------------  -----------

Thomas E. Barry................              -0-  (4)             -0-              -0-  (5)               -0-
Norman S. Edelcup..............              -0-  (4)             -0-              -0-  (5)               -0-
Edward J. Hardin...............              -0-  (4)             -0-              -0-  (5)               -0-
Glenn R. Simmons...............              534  (4)              *            13,000  (5)(6)             *
Harold C. Simmons..............              -0-  (4)             -0-              -0-  (5)               -0-
J. Walter Tucker, Jr...........              525  (4)(7)           *               -0-  (5)               -0-
Steven L. Watson...............            4,474  (4)              *            13,500  (5)(8)             *
William J. Lindquist...........              -0-  (4)             -0-              -0-  (5)               -0-
Bobby D. O'Brien...............              -0-  (4)             -0-              -0-  (5)               -0-
All   directors   and  executive
   officers  of Valhi as a group
   (14 persons)................            5,533  (4)(7)           *            26,600  (5)(6)(8)          *

--------------------
*        Less than 1%.


(1) Except as otherwise noted, the listed individuals and group have sole investment power and sole voting power as to all shares set forth opposite their names. The number of shares and percentage of ownership for each person or group assumes the exercise by such person or group (exclusive of others) of stock options that such person or group may exercise within 60 days subsequent to the Record Date are outstanding.

(2) The percentages are based on 6,424,858 shares of Tremont Common Stock outstanding as of the Record Date.

(3) The percentages are based on 31,824,905 shares of TIMET Common Stock outstanding as of the Record Date.

(4) TGI is the holder of approximately 80.0% of the outstanding common stock of Tremont. Valhi and TRE Holdings are the direct holders of 80.0% and 20.0%, respectively, of the outstanding common stock of TGI. NL is the sole member of TRE Holdings. Valhi and Tremont are the direct holders of approximately 60.2% and 20.4%, respectively, of the outstanding  NL Common  Stock.  See  footnotes  (2), (4) and (5) to the
         "Ownership of Valhi and Its Parents" table above for certain information concerning Valhi and the individuals and entities that may be deemed to own indirectly and beneficially shares of Tremont Common Stock that TGI directly holds. Harold C. Simmons and all other directors and executive officers of Valhi disclaim beneficial ownership of all of the shares of Tremont Common Stock any of these entities directly hold.

(5) Tremont and the Master Trust directly hold approximately 38.6% and 8.5%, respectively, of the outstanding TIMET Common Stock. See footnote
         (4) above and footnotes (2), (4) and (5) to the "Ownership of Valhi and Its Parents" table above for certain information concerning individuals and entities that may be deemed to own indirectly and beneficially shares of TIMET Common Stock that Tremont and the Master Trust hold directly. Harold C. Simmons and all other directors and executive officers of Valhi disclaim beneficial ownership of all of the shares of TIMET Common Stock that Tremont and the Master Trust directly hold.

(6)      The shares of TIMET Common Stock shown as  beneficially  owned by Glenn
         R. Simmons include 10,000 shares he has the right to acquire upon the exercise of stock options granted pursuant to a TIMET stock option plan that he may exercise within 60 days subsequent to the Record Date.

(7) The shares of Tremont Common Stock shown as beneficially owned by J. Walter Tucker are shares held by a corporation of which he is the sole stockholder.

(8)      The shares of TIMET Common Stock shown as beneficially  owned by Steven
         L. Watson include 5,000 shares he has the right to acquire upon the exercise of stock options granted pursuant to a TIMET stock option plan that he may exercise within 60 days subsequent to the Record Date.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS
                              AND OTHER INFORMATION

         Compensation of Directors. On May 11, 2000, the Board of Directors changed the fees paid to directors of Valhi who were not also employees of Valhi or an affiliate of Valhi. After the change, such nonemployee directors of Valhi received an annual retainer of $16,000 paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings and as a daily rate for other services rendered on behalf of the Board of Directors and/or the standing committees thereof. After the change, directors who were members of the audit committee or MD&C Committee also received an annual retainer of $1,000, paid in quarterly installments, for each of these committees on which they served.

         Before the change on May 11, 2000, such nonemployee directors received an annual retainer of $10,000 paid in quarterly installments, plus a fee of $1,000 per day for attendance at meetings and as a daily rate for other services rendered on behalf of the Board of Directors and/or the standing committees thereof. Before the change, directors who were members of the audit committee or MD&C Committee also received an annual retainer of $4,000, paid in quarterly installments, for each of these committees on which they served.

         Directors are also reimbursed for reasonable expenses incurred in attending meetings and in the performance of other services rendered on behalf of the Board of Directors and/or its committees. Current directors who received fees during 2000 were Dr. Thomas E. Barry, Norman S. Edelcup, Edward J. Hardin and J. Walter Tucker, Jr. (together, the "Nonemployee Directors").

         In February 2000, each of the Nonemployee Directors also received his annual 2000 noncash compensation granted under the 1997 Plan consisting of 1,000 shares of Valhi Common Stock and stock options exercisable for 2,000 shares of Valhi Common Stock. The annually granted stock options have an exercise price equal to the closing sales price of Valhi Common Stock on the date of grant, have a term of 10 years and fully vest on the first anniversary of the date of grant. Valhi grants the annual Nonemployee Director stock and stock options on the third business day after Valhi issues a press release reporting its full-year earnings for the prior year.

         Contran and certain of its subsidiaries, including Valhi, have entered into certain intercorporate services agreements (collectively, the "ISAs") pursuant to which Contran, among other things, provides the services of Harold
C. Simmons and Glenn R. Simmons, and since July 1, 2000 the services of all of the named executive officers, to certain of Contran's subsidiaries, including Valhi and its subsidiaries. For a discussion of these ISAs, see "Compensation Committee Interlocks and Insider Participation--Relationships with Related Parties--Intercorporate Services Agreements."

         Summary of Cash and Certain Other Compensation of Executive Officers. The Summary Compensation Table set forth below provides information concerning annual and long-term compensation paid or accrued by Valhi and its subsidiaries for services rendered to Valhi and its subsidiaries during 2000, 1999 and 1998 by Valhi's chief executive officer and each of the four other most highly compensated individuals (based on salary and bonus paid by or charged to Valhi for 2000) who were executive officers of Valhi at December 31, 2000.

         Pursuant to the ISAs, Contran, among other things, provided to Valhi and certain of Valhi's subsidiaries the services of Harold C. Simmons and Glenn
R. Simmons, and since July 1, 2000 the services of all of the named executive officers. Additionally, pursuant to the ISAs, Valhi provided to Contran and certain of its subsidiaries, among other things, the services of its employees, including the services of Steven L. Watson, William J. Lindquist and Bobby D. O'Brien through June 30, 2000. On July 1, 2000, Steven L. Watson, William J. Lindquist and Bobby D. O'Brien became employees of Contran. For a discussion of these ISAs, see "Compensation Committee Interlocks and Insider Participation--Relationships with Related Parties--Intercorporate Services Agreements."

                           SUMMARY COMPENSATION TABLE


                                                                                    Long Term
                                                                                 Compensation (1)
                                                                                -----------------
                                                                                      Awards
                                                                                -----------------
                                                 Annual Compensation (2)             Shares
            Name and                        -----------------------------------   Underlying          All Other
        Principal Position          Year        Salary              Bonus          Options (#)      Compensation
---------------------------------   ----    ---------------   -----------------  --------------    --------------

Harold C. Simmons................   2000    $2,992,469 (3)    $    -0- (3)               2,000 (4) $       -0-
Chairman of the Board and Chief     1999     2,982,563 (3)         -0- (3)               2,000 (4)         -0-
   Executive Officer                1998     2,550,052 (3)         -0- (3)               2,000 (4)         -0-

Glenn R. Simmons.................   2000       354,478 (3)         -0- (3)               2,000 (4)         -0-
Vice Chairman of the Board                                                               2,000 (5)
                                                                                         5,000 (6)
                                    1999       270,450 (3)         -0- (3)               2,000 (4)         -0-
                                                                                         2,000 (5)
                                                                                         5,000 (6)
                                    1998       171,690 (3)     240,056 (3)              50,000 (5)         -0-
                                                                                         2,000 (4)

Steven L. Watson.................   2000       862,663 (3)         -0- (3)               2,000 (5)      85,337 (7)
President                                                                                5,000 (6)
                                    1999       312,322 (3)     694,048 (3)                 -0-         187,628 (7)
                                    1998       300,703 (3)     953,450 (3)(8)           50,000 (9)     341,647 (7)
                                                                                        10,000 (5)

William J. Lindquist.............   2000       374,000 (3)         -0- (3)                 -0-          62,906 (7)
Senior Vice President               1999       250,615 (3)     448,863 (3)              30,000 (9)     115,628 (7)
                                    1998       218,232 (3)     621,244 (3)(8)           50,000 (9)     246,824 (7)
                                                                                        10,000 (5)

Bobby D. O'Brien.................   2000       373,000 (3)         -0- (3)                 -0-          12,363 (7)
Vice President and Treasurer        1999       175,832 (3)     168,799 (3)              30,000 (9)      39,332 (7)
                                    1998       170,669 (3)     344,876 (3)              50,000 (9)      58,355 (7)
                                                                                        10,000 (5)

--------------------


(1) No shares of restricted stock were granted to the named executive officers nor payouts made to the named executive officers pursuant to long-term incentive plans during the last three years. Therefore, the columns for such compensation have been omitted.

(2) Other annual compensation for each of the named executive officers included perquisites, which perquisites were less than the level required for reporting pursuant to SEC rules. Therefore, the column for other annual compensation has been omitted.

(3) The amounts shown in the table as salary compensation for Messrs. Harold and Glenn Simmons represent the portion of the fees Valhi and its subsidiaries paid to Contran pursuant to the ISAs with respect to services Messrs. Harold and Glenn Simmons rendered to Valhi and its subsidiaries, plus director fees paid to Messrs. Harold and Glenn Simmons by Valhi's subsidiaries.

         For 2000, the amounts shown in the table as salary compensation for Messrs. Watson, Lindquist and O'Brien represent the full amount paid by Valhi and its subsidiaries for services such individuals rendered to Valhi during the first half of 2000, less the portion of such compensation that is attributable to the services such executive officers rendered to Contran and certain entities related to Contran, for which Contran credited Valhi pursuant to the ISA between Contran and Valhi (the "Contran/Valhi ISA"), plus the portion of such compensation that is attributable to the services such executive officers rendered to Valhi and its subsidiaries during the second half of 2000, for which Contran charged Valhi pursuant to the Contran/Valhi ISA. For 2000, the amount shown in the table as salary compensation for Mr. Watson also includes director fees paid to him by Valhi's subsidiaries.

         For 1998 and 1999, the amounts shown in the table as compensation for Messrs. Watson, Lindquist and O'Brien represent the full amount paid by Valhi and its subsidiaries for services such individuals rendered to Valhi during each respective period, less the portion of such compensation that is attributable to the services such executive officers rendered to Contran and certain entities related to Contran, for which Contran credited Valhi pursuant to the Contran/Valhi ISA. The net salary and bonus amounts shown for each such individual for each such period reflect the reduction for the amount credited to Valhi by Contran for such individuals, which has been allocated proportionately between each individual's base salary and bonus (whether or not the bonus was deferred).

         The components of the salary and bonus compensation shown in the table for each of the named executive officers are as follows.

                                                          1998                  1999                 2000
                                                ----------------------- ---------------------- ---------------

          Harold C. Simmons
            Contran/Valhi ISA Fee............   $      1,000,000        $     1,000,000        $     1,000,000
            NL ISA Fee.......................            980,000                950,000                950,000
            Tremont ISA Fee..................            526,247  (b)           980,000                980,000
            NL Cash Directors Fees...........             19,750                 20,000                 20,000
            NL Director Stock (a)............             13,750                 14,563                 22,719
            Tremont Cash Directors Fees......             10,305  (b)            18,000                 19,750
                                                  --------------          -------------          -------------
                                                $      2,550,052        $     2,982,563        $     2,992,469
                                                  ==============          =============          =============

          Glenn R. Simmons
            Contran/Valhi ISA Fee............   $        115,385        $       154,000        $       231,000
            NL Cash Directors Fees...........             19,750                 20,000                 19,000
            NL Director Stock (a)............             13,750                 14,563                 22,719
            Tremont Cash Directors Fees......             10,305  (b)            17,250                 18,750
            TIMET Cash Directors Fees........                -0-                 20,050                 19,050
            TIMET Director Stock (a).........                -0-                  3,969                  1,969
            CompX Cash Directors Fees........             12,500                 32,678  (c)            32,365  (c)
            CompX Director Stock (a).........                -0-                  7,940                  9,625
            CompX Bonus Stock (a)............            240,056  (d)               -0-                    -0-
                                                  --------------          -------------          -------------
                                                $        411,746        $       270,450        $       354,478
                                                  ==============          =============          =============

          Steven L. Watson
            Valhi Salary.....................   $        315,384        $       337,500        $       200,000
            Valhi Bonus......................          1,000,000  (e)           750,000                    -0-
            Net Contran/Valhi ISA Fee........            (61,231)               (81,130)               573,000
            NL Cash Directors Fees...........                -0-                    -0-                  9,500
            NL Director Stock (a)............                -0-                    -0-                 22,719
            Tremont Cash Directors Fees......                -0-                    -0-                  4,500
            TIMET Cash Directors Fees........                -0-                    -0-                 19,350
            TIMET Director Stock (a).........                -0-                    -0-                  1,969
            CompX Cash Directors Fees........                -0-                    -0-                 22,000
            CompX Director Stock (a).........                -0-                    -0-                  9,625
                                                  --------------          -------------          -------------
                                                $      1,254,153        $     1,006,370        $       862,663
                                                  ==============          =============          =============

          William J. Lindquist
            Valhi Salary.....................   $        263,462        $       279,166        $       150,000
            Valhi Bonus......................            750,000  (e)           500,000                    -0-
            Net Contran/Valhi ISA Fee........           (173,986)               (79,688)               224,000
                                                  --------------          -------------          -------------
                                                $        839,476        $       699,478        $       374,000
                                                  ==============          =============          =============

          Bobby D. O'Brien
            Valhi Salary.....................   $        185,577        $       208,333        $       125,000
            Valhi Bonus......................            375,000                200,000                    -0-
            Net Contran/Valhi ISA Fee........            (45,032)               (63,702)               248,000
                                                  --------------          -------------          -------------
                                                $        515,545        $       344,631        $       373,000
                                                  ==============          =============          =============

         ----------------
         (a) These shares are valued based on either the average of the high and low sales price or the closing price on the New York Stock Exchange Composite Tape on the date of grant.

         (b) The portion of the fees Tremont paid to Contran pursuant to the ISAs for the services of Mr. Harold C. Simmons and the director fees Tremont paid Messrs. Harold and Glenn Simmons in 1998 were prorated as of June 19, 1998, the date that Valhi purchased a controlling interest in Tremont (the "Tremont Acquisition Date"). The reported amount is the prorated amount of such fees on and after the Tremont Acquisition Date.

         (c) This amount includes $12,678 and $10,365 for 1999 and 2000, respectively, that are director fees a subsidiary of CompX paid Mr. Simmons.

         (d) This amount represents the value of 16,220 shares of CompX Class A Common Stock that CompX awarded Mr. Simmons in
                  February 1998 as a bonus subject to the consummation of CompX's initial public offering of CompX Class A Common Stock. These shares were valued based on the shares' fair market value at the time of the award taking into account their illiquidity at the time of the award pursuant to Mr. Simmons' election under section 83(b) of the Internal Revenue Code of 1986, as amended (the "Code").

         (e)      See footnote (8) to this Summary Compensation Table.

(4) Represents shares of NL Common Stock underlying stock options NL granted to this named executive officer.

(5) Represents shares of CompX Class A Common Stock underlying stock options CompX granted to this named executive officer.

(6) Represents shares of TIMET Common Stock underlying stock options TIMET granted to this named executive officer.

(7) All other compensation for the last three years for each of the following named executive officers consisted of: matching contributions pursuant to Valhi's deferred incentive plan (the "DIP"), accruals to unfunded reserve accounts attributable to certain limits under the Code with respect to the DIP and Valhi's defined benefit pension plan and interest accruals on the balance of such accounts, all of which amounts are payable upon the named executed officer's retirement, the termination of his employment with Valhi or to his beneficiaries upon his death; as follows:

                                                                   Unfunded Reserve Account Accruals
                                                              --------------------------------------------
                                               Employer's     Accruals Related to        Interest Accruals
                                                   DIP           DIP and Pension         Above 120% of the
          Named Executive Officer      Year   Contributions    Plan Limitations (a)         AFR Rate (b)       Total
         ---------------------------  -----  ---------------  ---------------------      -----------------  -----------

         Steven L. Watson........     2000       $10,200      $        -0-                $ 75,137         $  85,337
                                      1999         9,600           128,985                  49,043           187,628
                                      1998         9,600           319,892                  12,155           341,647

         William J. Lindquist....     2000         9,024               -0-                  53,882            62,906
                                      1999         9,600            70,209                  35,819           115,628
                                      1998         9,600           228,764                   8,460           246,824

         Bobby D. O'Brien........     2000         7,524               -0-                   4,839            12,363
                                      1999         9,600            27,121                   2,611            39,332
                                      1998         9,600            47,583                   1,172            58,355


         (a) Messrs. Lindquist and Watson had additional deferred income accruals to their unfunded reserve accounts in 1998 that are reported in the Summary Compensation Table above as bonus payments for 1998 (the reported 1998 bonus amounts in the Summary Compensation Table are equal to the actual amounts deferred, adjusted as described in footnote (3) to this Summary Compensation Table).

         (b) The agreements providing for these unfunded reserve accounts, which accounts include the amounts referred to in footnote (a) above for those particular individuals mentioned, were amended to provide that the balance of such accounts would accrue interest at a quarterly rate in effect from time to time equal on an annualized basis to two percent above the base rate on corporate loans. Pursuant to the rules of the SEC, the amounts shown represent the portion of the interest accruals to the unfunded reserve accounts that exceeds 120% of the applicable federal long-term rate as prescribed by the Code (the "AFR Rate"). The AFR Rate used for such computations was the 120% AFR Rate for quarterly compounding in effect for the month of the respective quarter that the interest accrual was credited to the account.

(8) Mr. Watson's and Mr. Lindquist's bonuses in 1998 consisted entirely of deferred compensation Valhi accrued in an unfunded reserve account as described in footnote (7) to this Summary Compensation Table.

(9) Represents shares of Valhi Common Stock underlying stock options Valhi granted to this named executive officer.

         Grants of Stock Options. The following table provides information, with respect to the named executive officers, concerning the grant of stock options during 2000 under the 1997 Plan and the stock options plans of NL, TIMET and CompX. Neither Valhi nor any of its parent or subsidiary corporations has granted any stock appreciation rights ("SARs"). In addition, neither Valhi nor any of its parent or subsidiary corporations granted any stock options to Messrs. Lindquist or O'Brien in 2000.

                              OPTION GRANTS IN 2000

                                               Individual Grants
                            ------------------------------------------------------ Potential Realizable Value at
                            Number of     Percent of                                  Assumed Annual Rates of
                            Shares of    Total Options                               Stock Price Appreciation
                           Underlying      Granted to    Exercise or                     for Option Term (1)
                             Options       Employees      Base Price    Expiration  -------------------------------
          Name              Granted (#)     in 2000 (2)    Per Share        Date           5%               10%
-----------------------  --------------- -------------- -------------- ------------ ---------------   -------------

Harold C. Simmons
  NL Stock Options.....     2,000 (3)         0.46%        $14.44 (3)    02/01/05   $    7,980 (4)  $   17,640 (4)

Glenn R. Simmons
  NL Stock Options.....     2,000 (3)         0.46%         14.44 (3)    02/01/05        7,980 (4)      17,640 (4)
  TIMET Stock Options..     5,000 (5)         1.80%          3.94 (5)    05/17/10       12,400 (4)      31,400 (4)
  CompX Stock Options..     2,000 (6)         0.69%         19.25 (6)    05/11/10       24,220 (4)      61,360 (4)

Steven L. Watson
  TIMET Stock Options..     5,000 (5)         1.80%          3.94 (5)    05/17/10       12,400 (4)      31,400 (4)
  CompX Stock Options..     2,000 (6)         0.69%         19.25 (6)    05/11/10       24,220 (4)      61,360 (4)

--------------------


(1) Pursuant to the rules of the SEC, the amounts under these columns reflect calculations at assumed 5% and 10% appreciation rates and, therefore, are not intended to forecast future appreciation, if any, of the respective underlying common stocks. The potential realizable value to the optionees was computed as the difference between the appreciated value, at the expiration dates of the stock options, of the applicable underlying common stock obtainable upon exercise of such stock options over the aggregate exercise price of such stock options.

         The amount of gain to the optionees is dependent on the amount of increase in the price of the applicable underlying common stock, which would benefit all the respective stockholders proportionately. These potentially realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on stock option exercises are dependent on the future performance of the applicable common stock, overall market conditions and the timing of the exercise thereof by each respective optionee. There can be no assurance that the amounts reflected in the table will be achieved.

(2) With respect to NL, TIMET and CompX stock options, the percent of total options granted to employees is based on the number of shares underlying stock options the respective issuer granted to its employees and directors in 2000 as shown in the following table.

                                                                                     Shares of the Issuer's Common
                                                                                    Stock Underlying Stock Options
                                         Issuer                                       Granted in 2000 by the Issuer
         ---------------------------------------------------------------------     --------------------------------

         NL...................................................................                   433,500
         TIMET................................................................                   277,600
         CompX................................................................                   289,000

(3) This stock option represents stock options NL annually grants to its nonemployee directors. This stock option is exercisable for shares of NL Common Stock and becomes exercisable on the first anniversary of its date of grant. The exercise price for this stock option can be paid in already owned shares of NL Common Stock, provided such tendered shares were held by the optionee for at least six months.

(4) The appreciated value per share on the respective stock option's expiration date, based on the exercise price as the fair market value per share of the underlying common stock, would be as follows:

                                                 Fair Market        Term of        5% Assumed         10% Assumed
                                                   Value on        Option in     Annual Rate of     Annual Rate of
                       Issuer                    Date of Grant        Years       Appreciation        Appreciation
         ----------------------------------    ---------------   -------------  -----------------  ----------------

         NL................................         $14.44              5             $18.43             $23.26
         TIMET.............................           3.94             10               6.42              10.22
         CompX.............................          19.25             10              31.36              49.93

(5) This stock option represents stock options TIMET annually grants to its nonemployee directors. This stock option is exercisable for shares of TIMET Common Stock and becomes exercisable on the first anniversary of its date of grant.

(6) This stock option represents stock options CompX annually grants to its nonemployee directors. This stock option is exercisable for shares of CompX Class A Common Stock and becomes exercisable at a rate of 20% on each of the first five anniversary dates of the date of grant. The exercise price for this stock option can be paid in already owned shares of CompX Class A Common Stock, provided such tendered shares were held by the optionee for at least six months.

         Stock Option Exercises and Holdings. The following table provides information, with respect to the named executive officers, concerning the value of unexercised stock options exercisable for Valhi, NL, TIMET Common Stock and CompX Class A Common Stock held as of December 31, 2000. In 2000, no named executive officer exercised any stock options. Neither Valhi nor any of its parent or subsidiary corporations has granted any SARs.

                         DECEMBER 31, 2000 OPTION VALUES


                                                        Number of Shares Underlying       Value of Unexercised
                                                          Unexercised Options at          In-the-Money Options
                       Name                                December 31, 2000 (#)        at December 31, 2000 (1)
-------------------------------------------------     -----------------------------  ----------------------------
                                                      Exercisable   Unexercisable    Exercisable    Unexercisable
                                                      -----------   -------------    -----------    -------------
Harold C. Simmons
   Valhi Stock Options............................          400,000         100,000  $  2,048,000   $     512,000
   NL Stock Options...............................            4,000           2,000        35,875          19,625
                                                       ------------  --------------   -----------    ------------
                                                            404,000         102,000     2,083,875         531,625

Glenn R. Simmons
   Valhi Stock Options............................          340,000          10,000     1,984,400          51,200
   NL Stock Options...............................            4,000           2,000        35,875          19,625
   TIMET Stock Options............................            5,000           5,000             0          14,063
   CompX Stock Options............................           20,400          33,600             0               0
                                                       ------------  --------------   -----------   -------------
                                                            369,400          50,600     2,020,275          84,888

Steven L. Watson
   Valhi Stock Options............................          260,000          60,000     1,366,240         213,600
   TIMET Stock Options............................                0           5,000             0          14,063
   CompX Stock Options............................            4,000           8,000             0               0
                                                       ------------  --------------   -----------   -------------
                                                            264,000          73,000     1,366,240         227,663

William J. Lindquist
   Valhi Stock Options............................          216,000          79,000     1,085,880         188,000
   CompX Stock Options............................            4,000           6,000             0               0
                                                       ------------  --------------   -----------   -------------
                                                            220,000          85,000     1,085,880         188,000

Bobby D. O'Brien
   Valhi Stock Options............................          136,000          74,000       627,660         162,400
   CompX Stock Options............................            4,000           6,000             0               0
                                                       ------------  --------------   -----------   -------------
                                                            140,000          80,000       627,660         162,400

--------------------

(1) The aggregate amount is based on the difference between the exercise price of the individual stock options and the closing sales price of such underlying common stock as reported on the New York Stock Exchange Composite Tape on December 31, 2000. Such closing sales prices were:
         $11.50 per share for Valhi Common Stock, $24.25 per share for NL Common Stock, $6.75 per share for TIMET Common Stock and $9.94 per share for CompX Class A Common Stock.

         Pension Plan. Valhi's Pension Plan (the "Pension Plan") is a plan qualified under the Code that provides for a defined benefit upon retirement to eligible and participating employees of Valhi and certain related companies. Under the terms of the Pension Plan, the defined benefit for a participant is formulated on the basis of a 100% joint survivorship annuity between such participant and such participant's eligible spouse determined by the amount of such participant's earnings for each year and the number of years of service credited to such participant. The compensation eligible to be utilized for purposes of the Pension Plan formula includes the annual salary and bonus amounts paid directly by Valhi, including the amount thereof credited by Contran to Valhi pursuant to the Contran/Valhi ISA. See "--Summary of Cash and Certain Other Compensation of Executive Officers."

         The following table lists annual benefits under the Pension Plan for the average annual earnings and years of credited service shown for a participant retiring at the normal retirement age of 65 assuming that the social security wage base remains constant at the current amount. There is no provision under the Pension Plan providing for benefit reductions for Social Security payments received by a participant after retirement. Annual compensation for benefit determination purposes under the Pension Plan for 2000 does not take into account a participant's annual earnings in excess of $170,000. As a result, the compensation eligible to be utilized for purposes of the Pension Plan formula only includes $170,000 of the salary and bonus of the named executive officer as disclosed in the "Summary Compensation Table." A participant does not accrue additional benefits under the Pension Plan after thirty years of credited service.

                                                                   Years of Credited Service
           Average Annual             -----------------------------------------------------------------------------
             Earnings                      5                     10                    20                   30
---------------------------------     ----------            -----------           -----------          ------------
             $ 80,000............        $  4,905              $  9,809             $  19,618             $  29,427
              100,000............           6,655                13,309                26,618                39,927
              120,000............           8,405                16,809                33,618                50,427
              140,000............          10,155                20,309                40,618                60,927
              160,000............          11,905                23,809                47,618                71,427
              170,000............          12,780                25,559                51,118                76,677

         As of December 31, 2000, Steven L. Watson, William J. Lindquist and Bobby D. O'Brien were credited with 19.5 years, 19.25 years and 10.25 years, respectively, of benefit service to Valhi under the Pension Plan. Harold C. Simmons and Glenn R. Simmons are not considered to be employees of Valhi and, therefore, do not participate in the Pension Plan. Other than as described in the Summary Compensation Table above and its related footnotes, none of the executive officers or directors of Valhi participate in any supplementary nonqualified plans that pay benefits in excess of the above limits.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires Valhi's executive officers, directors and persons who own more than 10% of a registered class of Valhi's equity securities to file reports of ownership with the SEC, the New York Stock Exchange, Inc. and Valhi. Based solely on the review of the copies of such forms and written representations by certain reporting persons received, Valhi believes that for 2000 its executive officers, directors and 10% stockholders complied with all applicable filing requirements under section 16(a).

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         During 2000, Harold C. Simmons (Valhi's chief executive officer) and the MD&C Committee deliberated on Valhi executive officer compensation. The MD&C Committee is currently comprised of Norman S. Edelcup (chairman) and Thomas E. Barry, each a Nonemployee Director. Of those persons who deliberated on Valhi executive officer compensation at any time in 2000, only Mr. Simmons was an executive officer of Valhi or any of its subsidiaries. Mr. Simmons also deliberated on the compensation of the executive officers of certain entities that may be deemed to be controlled by or affiliated with him.

         Relationships with Related Parties. As set forth under the caption "Security Ownership," Harold C. Simmons, through Contran, may be deemed to control Valhi. Valhi and other entities that may be deemed to be controlled by or affiliated with Mr. Simmons sometimes engage in (a) intercorporate transactions such as guarantees, management and expense sharing arrangements, shared fee arrangements, tax sharing agreements, joint ventures, partnerships, loans, options, advances of funds on open account and sales, leases and exchanges of assets, including securities issued by both related and unrelated parties and (b) common investment and acquisition strategies, business combinations, reorganizations, recapitalizations, securities repurchases and purchases and sales (and other acquisitions and dispositions) of subsidiaries, divisions or other business units, which transactions have involved both related and unrelated parties and have included transactions that resulted in the acquisition by one related party of a publicly held minority equity interest in another related party. Valhi continuously considers, reviews and evaluates and understands that Contran and related entities consider, review and evaluate transactions of the type described above. Depending upon the business, tax and other objectives then relevant, it is possible that Valhi might be a party to one or more of such transactions in the future. In connection with these activities Valhi may consider issuing additional equity securities or incurring additional indebtedness. Valhi's acquisition activities have in the past and may in the future include participation in the acquisition or restructuring activities conducted by other companies that may be deemed to be controlled by Mr. Simmons. It is the policy of Valhi to engage in transactions with related parties on terms, in the opinion of Valhi, no less favorable to Valhi than could be obtained from unrelated parties.

         Each of the executive officers of Valhi is also currently serving as an executive officer of certain other companies related to Valhi and it is expected that each will continue to do so in 2001. Such management interrelationships and intercorporate relationships may lead to possible conflicts of interest. These possible conflicts may arise from the duties of loyalty owed by persons acting as corporate fiduciaries to two or more companies under circumstances in which such companies may have adverse interests.

         No specific procedures are in place that govern the treatment of transactions among Valhi and its related entities, although such entities may implement specific procedures as appropriate for particular transactions. In addition, under applicable principles of law, in the absence of stockholder ratification or approval by directors who may be deemed disinterested, transactions involving contracts among companies under common control must be fair to all companies involved. Furthermore, directors of companies owe fiduciary duties of good faith and fair dealing to all stockholders of the companies for which they serve.

         Intercorporate Services Agreements. Valhi and certain related corporations have entered into certain ISAs. Pursuant to each ISA, the parties to the ISA, in exchange for agreed upon fees and reimbursements of costs, agreed to render certain services to the other, which services may include executive officer services rendered to one party by employees of the other. The fees paid pursuant to the ISAs are generally based upon the estimated percentage of time individual employees, including executive officers, devote to certain matters on behalf of the recipient of the services. Each of the ISAs automatically extend on a quarter-to-quarter basis, subject to termination by either party pursuant to written notice delivered 30 days prior to a quarter-end, and may be amended by mutual agreement.

         Under the Contran/Valhi ISA, Contran renders or provides for certain management, administrative and aircraft maintenance services to Valhi, including the services of Harold C. and Glenn R. Simmons for all of 2000 and the services of Steven L. Watson, William J. Lindquist and Bobby O'Brien for the second half of 2000, and Valhi renders certain management and administrative services to Contran, including the services of Steven L. Watson, William J. Lindquist and Bobby O'Brien for the first half of 2000 and Valhi's other executive officers for all of 2000. Valhi paid Contran net fees of $1,202,000 for services rendered under the ISA in 2000, which represented $2,934,000 for services Contran rendered to Valhi less $1,732,000 for services Valhi rendered to Contran. In addition, Contran and Valhi credited to the other the out-of-pocket costs incurred in rendering such services.

         The ISA between Contran and Tremont provides that Contran will make available the services of Harold C. Simmons to Tremont. Tremont paid Contran fees of $980,000 for such services rendered in 2000. Under the ISA between Valhi and Tremont, Valhi provides certain management and administrative services to Tremont. Tremont paid Valhi fees of $204,000 for such services rendered in 2000. In addition, Tremont credited to Contran and Valhi the respective out-of-pocket costs Contran or Valhi incurred in rendering such services. Tremont also paid director's fees and expenses directly to Messrs. Glenn and Harold Simmons and Mr. Steven L. Watson.

         The ISA between Contran and NL provides that Contran will make available the services of Harold C. Simmons to NL. NL paid Contran fees of $950,000 for such services rendered in 2000. Under the ISA between Valhi and NL, Valhi provides certain management and administrative services to NL and NL provides certain risk management services to Valhi. NL paid Valhi net fees of $211,000 for services rendered under the ISA in 2000, which represented $313,000 for services Valhi rendered to NL less $102,000 for services NL rendered to Valhi. In addition, NL credited to Contran and Valhi the respective out-of-pocket costs Contran or Valhi incurred in rendering such services. NL also paid director's fees and expenses directly to Messrs. Glenn and Harold Simmons and Mr. Steven L. Watson.

         Insurance Commissions. Tall Pines Insurance Company ("Tall Pines"), Valmont and EWI RE, Inc. ("EWI") provide for or broker certain of Valhi's insurance policies. Tall Pines is a wholly owned captive insurance company of Tremont. Valmont is a wholly owned captive insurance company of Valhi. Parties related to Contran own all of the outstanding common stock of EWI. Through December 31, 2000, a son-in-law of Harold C. Simmons managed the operations of EWI. Subsequent to December 31, 2000, such son-in-law provides advisory services to EWI as requested by EWI. Consistent with insurance industry practices, Tall Pines, Valmont and EWI receive commissions from the insurance and reinsurance underwriters for the policies that they provide or broker. During 2000, Valhi and its subsidiaries paid approximately $9.4 million for policies provided or brokered by Tall Pines, Valmont and/or EWI. These amounts principally included payments for reinsurance and insurance premiums paid to unrelated third parties, but also included commissions paid to Tall Pines, Valmont and EWI. In Valhi's opinion, the amounts that Valhi and its subsidiaries paid for these insurance policies are reasonable and similar to those they could have obtained through unrelated insurance companies and/or brokers. Valhi expects that these relationships with Tall Pines, Valmont and EWI will continue in 2001.

                        REPORT ON EXECUTIVE COMPENSATION

         During 2000 Valhi's chief executive officer (the "CEO"), the Nonemployee Directors and the MD&C Committee administered matters regarding compensation of Valhi's executive officers. This report is submitted by such individuals in their respective capacities, as set forth below.

         The board of directors, with directors other than Nonemployee Directors abstaining, considered and approved the terms of the Contran/Valhi ISA, pursuant to which Contran provided to Valhi the services of Harold C. Simmons and Glenn
R. Simmons for all of 2000 and Steven L. Watson,  William J. Lindquist and Bobby
D. O'Brien for the last six months of 2000. Harold Simmons and Glenn Simmons were employees of Contran for all of 2000. Messrs. Watson, Lindquist and O'Brien were employees of Valhi for the first six months of 2000 and employees of Contran for the second six months of 2000. The amount of the fee Valhi pays under the Contran/Valhi ISA with respect to each of its executive officers who provides services to Valhi while employed by Contran represents, in the view of the board of directors, the reasonable equivalent of "compensation" for such services.

         The CEO, considering recommendations of management, determined the compensation paid to Valhi's employees, including its employee executive officers, and made recommendations to the MD&C Committee with respect to matters related to grants of stock options. The MD&C Committee, which is comprised solely of the Nonemployee Directors, reviewed and approved actions related to grants of stock options to Valhi's executive officers and other employees pursuant to the 1997 Plan.

         It is Valhi's policy that employee compensation, including compensation paid to its employee executive officers, be at a level that allows Valhi to attract, retain, motivate and reward individuals who have the requisite training and experience to manage Valhi and its businesses. It is also Valhi's policy that a significant portion of any incentive compensation paid be related to the performance of Valhi's equity securities and have a commonality of interest with the stockholders of Valhi, which objectives are generally met through the periodic grant of stock options, since the amount realized from options depends entirely on the appreciation of the stock underlying such options. Therefore, unless the price of Valhi's equity securities increases over the term of the stock options, the employee will receive no compensation from the options.

         The CEO either does not participate in Valhi's compensation and employee benefit plans or the cost of such participation is reimbursed to Valhi by Contran. The Nonemployee Directors, in considering the fee Valhi pays under the Contran/Valhi ISA with respect to the CEO, took into account the CEO's unique experience and knowledge. The Nonemployee Directors also considered the significant role the CEO has in establishing Valhi's policies and directing strategic transactions involving Valhi and its subsidiaries. Additionally, the board of directors took into account Valhi's historical financial performance. No specific formulas, guidelines or comparable positions were considered in determining the amount of such fee, nor was there any specific relationship between Valhi's current or future performance and the level of such fee.

         The compensation of Valhi's employee executive officers consists primarily of base salary and incentive compensation. Incentive compensation consists primarily of discretionary bonuses and grants of stock options. The CEO may be deemed to control approximately 94% of the outstanding Valhi Common Stock and as such is considered an effective stockholder advocate in matters concerning executive compensation, other than his own.

         Base salaries for all salaried employees, including Valhi's employee executive officers, have been established on a position-by-position basis. Annual internal reviews of salary levels are conducted by Valhi's management in an attempt to rank base salary and job value to each position. The ranges of salaries for comparable positions considered by management were based upon management's general business knowledge and no specific survey, study or other analytical process was utilized to determine such ranges. Additionally, no specific companies' or groups of companies' compensation was compared with that of Valhi, nor was an attempt made to identify or otherwise quantify the compensation paid by the companies that served as a basis for such individuals' general business knowledge. Base salary levels are generally not increased except in instances of promotions, increases in responsibility or unwarranted discrepancies  between  job  value  and the  corresponding  base  salary.  Valhi considers across-the-board base salary increases from time to time when competitive factors so warrant. All of management's recommendations with respect to base salaries for employee executive officers of Valhi are submitted to the CEO for modification and/or approval in his best business judgment. Prior year-to-year fluctuations in the portion of base salaries applicable to Valhi with respect to its employee executive officers were partly a result of changes in the amount of time estimated to be spent by each such officer on behalf of Contran and Valhi and the resulting changes in allocations under the Contran/Valhi ISA.

         A significant portion of an executive officer's total compensation has historically been in the form of incentive compensation that is "at risk." Valhi's practice has been to provide for greater percentages of such "at risk" compensation at higher levels of responsibility. The size of each employee executive officer's discretionary bonus and grant of stock options is based upon the recommendation of management as modified and/or approved by the CEO in his best business judgment. Annual performance reviews are an important factor in determining management's recommendation, which is primarily based on each employee executive's individual performance and to a lesser extent on Valhi's overall performance. Individual performance is typically measured by the ability an executive demonstrates in performing, in a timely and cost efficient manner, the functions of his or her position, including routine corporate activities and the development and implementation of strategic transactions and policies. Additionally, an executive's sustained performance, experience and potential for growth are assessed. No specific financial or budget tests were applied in the measurement of individual performance. Valhi's overall performance is typically measured by Valhi's historical financial results and the level of success with respect to the development and implementation of strategic transactions. No specific overall performance measures were utilized and there is no specific relationship between overall performance measures and an executive's incentive compensation. Additionally, there was no specific weighing of the factors considered in the determination of incentive compensation paid to executive officers.

         In granting stock options to Valhi's executive officers in 2000, the MD&C Committee considered the policies and factors set forth in this report, the level of compensation paid to each individual, the recommendation of the CEO and the number of unexpired stock options previously granted to each individual. In 2000, the MD&C Committee did not grant any stock options to the CEO.

         Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the company's chief executive officer and four other most highly compensated executive officers. It is Valhi's general policy to structure the performance-based portion of the compensation of its executive officers in a manner that enhances Valhi's ability to deduct fully such compensation.

         The foregoing report is submitted by the following individuals in the capacities indicated:


Norman S. Edelcup                                Dr. Thomas E. Barry
Nonemployee Director and chairman of             Nonemployee Director and member
the MD&C Committee                               of the MD&C Committee

Edward J. Hardin                                 Harold C. Simmons
Nonemployee Director                             Chief Executive Officer

J. Walter Tucker, Jr.
Nonemployee Director

                                PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly change in the cumulative total stockholder return on Valhi Common Stock against the cumulative total return of the S&P 500 Stock Index and the S&P Manufacturing (Diversified) Index for the period of five fiscal years commencing December 31, 1995 and ending December 31, 2000. The graph shows the value at December 31 of each year assuming an original investment of $100 and the reinvestment of dividends to stockholders.

[PERFORMANCE GRAPH GOES HERE]


                                                                    December 31,
                               ---------------------------------------------------------------------------------
                                   1995           1996           1997          1998           1999        2000
                               -------------  -------------  ------------  -------------  ------------  --------

Valhi, Inc.................         $100          $ 103          $ 156         $ 192          $ 180       $ 201

S&P 500 Index..............          100            123            164           211            255         232

S&P Manufacturing
  (Diversified) Index......          100            138            164           190            234         278

                           INDEPENDENT AUDITOR MATTERS

         Independent Auditors. The firm of PricewaterhouseCoopers LLP served as Valhi's independent auditors for the year ended December 31, 2000. Valhi's audit committee has appointed PricewaterhouseCoopers LLP to review Valhi's quarterly unaudited consolidated financial statements to be included in its Quarterly Reports on Form 10-Q for the first three quarters of 2001. Valhi expects PricewaterhouseCoopers LLP will be considered for appointment to audit Valhi's annual consolidated financial statements for the year ending December 31, 2001. Representatives of PricewaterhouseCoopers LLP are not expected to attend the Meeting.

         Audit Committee Report. The audit committee of the Board of Directors is composed of three directors, all of whom are independent within the meaning of New York Stock Exchange listing standards. The audit committee operates under a written charter the Board of Directors adopted. A copy of the charter is attached as Exhibit A to this proxy statement. Valhi's management is responsible for preparing Valhi's consolidated financial statements in accordance with accounting principles generally accepted in the United States. Valhi's independent auditors are responsible for auditing Valhi's consolidated financial statements in accordance with auditing standards generally accepted in the United States. The audit committee serves as an independent and objective party to review Valhi's auditing, accounting and financial reporting processes.

         The  audit  committee  has  reviewed  and  discussed   Valhi's  audited
consolidated financial statements for the year ended December 31, 2000 with Valhi's management and independent auditors. The audit committee discussed with the independent auditors the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), received written disclosures from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the independent auditors their independence. The audit committee also considered whether the independent auditors' provision of non-audit services to Valhi and its subsidiaries is compatible with such auditors' independence. Additionally, the audit committee discussed with Valhi's management and the independent auditors such other matters as the committee deemed appropriate. Based on the audit committee's review of Valhi's audited consolidated financial statements and the audit committee's discussions with Valhi's management and independent auditors, the audit committee recommended to the Board of Directors that Valhi's audited consolidated financial statements for the year ended December 31, 2000 be included in Valhi's Annual Report on Form 10-K for the year ended December 31, 2000, which has been filed with the SEC.

Norman S. Edelcup                           Dr. Thomas E. Barry                     Edward J. Hardin
Chairman of the Audit Committee             Member of the Audit Committee           Member of the Audit Committee

         Audit and Other Fees. The following table shows the aggregate fees PricewaterhouseCoopers LLP has billed or is expected to bill Valhi and its subsidiaries for services rendered for 2000.

                                                                   Financial Information
                                                                    Systems Design and
              Entity                        Audit Fees (1)           Implementation Fees       All Other Fees
---------------------------------     -------------------------  -------------------------  --------------------

Valhi, Inc.......................           $    119,500                $    -0-                  $      -0-
NL Industries, Inc...............                528,611                     -0-                     195,421
Tremont Corporation..............                 58,350                     -0-                       6,250
CompX International Inc..........                153,000                     -0-                      67,654
Waste Control Specialists LLC....                 35,000                     -0-                         -0-
                                             -----------                 -------                   ---------
    Subtotal.....................                894,461                     -0-                     269,325
                                             -----------                 -------                   ---------
Titanium Metals Corporation (2)..                454,300                     -0-                     198,000
                                             -----------                 -------                   ---------
    Total........................           $  1,348,761                $    -0-                  $  467,325
                                             ===========                 =======                   =========

--------------------

(1) Includes, without duplication, (a) fees for the audit of the entity's consolidated financials statements for the year ended December 31, 2000, (b) if applicable, fees for reviews of the unaudited quarterly financial statements appearing in the corporation's Forms 10-Q for each of the first three quarters of 2000 and (c) the estimated out-of-pocket costs PricewaterhouseCoopers LLP incurred in such audits and reviews. The entity reimburses PricewaterhouseCoopers LLP for such out-of-pocket costs.

(2)      Valhi accounts for its interest in TIMET by the equity method.


                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

         Valhi and other entities that may be deemed to be controlled by or affiliated with Harold C. Simmons sometimes engage in certain transactions that have involved both related and unrelated parties. Each of the executive officers of Valhi is also currently serving as an executive officer of certain other companies related to Valhi and it is expected that each will continue to do so in 2001. See "Compensation Committee Interlocks and Insider Participation--Relationships with Related Parties," for a further discussion on these transactions, management interrelationships and intercorporate relationships.

                                  OTHER MATTERS

         The Board of Directors knows of no other business that will be presented for consideration at the Meeting. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed proxy card or voting instruction form will vote on such matters in accordance with their best judgment.

                STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2002

         Stockholders may submit proposals on matters appropriate for stockholder action at Valhi's annual stockholder meetings, consistent with rules adopted by the SEC. Such proposals must be received by Valhi not later than December 7, 2001 to be considered for inclusion in the proxy statement and form of proxy relating to the Annual Meeting of Stockholders in 2002. Proposals should be addressed to: Corporate Secretary, Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.

                         2000 ANNUAL REPORT ON FORM 10-K

         A copy of Valhi's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as filed with the SEC, is included as part of the annual report mailed to Valhi's stockholders with this proxy statement. Copies of such annual report may be obtained without charge by writing: Corporate Secretary, Valhi, Inc., Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas 75240-2697.



                                                VALHI, INC.




                                                Dallas, Texas
                                                March 31, 2001

                                    Exhibit A

                                   VALHI, INC.

                             AUDIT COMMITTEE CHARTER

                                  May 11, 2000

                                ----------------

                                   ARTICLE I.
                                     PURPOSE

         The audit committee assists the board of directors in fulfilling its oversight responsibilities relating to the financial accounting and reporting practices of the corporation. The audit committee's primary responsibilities are to serve as an independent and objective party to review the corporation's auditing, accounting and financial reporting processes. The audit committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Article V of this charter.

                                   ARTICLE II.
                     RELATIONSHIP WITH THE OUTSIDE AUDITORS

         The corporation's outside auditors are ultimately responsible to the board of directors and the audit committee. The board of directors, acting through the audit committee, has the ultimate authority and responsibility to select, evaluate and replace the outside auditors.

         Management is responsible for preparing the corporation's financial statements. The corporation's outside auditors are responsible for auditing the financial statements. The activities of the audit committee are in no way designed to supersede or alter these traditional responsibilities.

         The corporation's outside auditors and management have more available time and information about the corporation than does the audit committee. Accordingly, the audit committee's role does not provide any special assurances with regard to the corporation's financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the outside auditors.

                                  ARTICLE III.
                                   COMPOSITION

         The audit  committee  shall be comprised of three or more  directors as determined by the board. The board of directors shall also designate a chairperson of the audit committee. Each member of the audit committee shall be independent of management of the corporation and shall have no relationship that might, in the business judgment of the board of directors, interfere with the exercise of his or her independent judgment. The members of the audit committee shall satisfy at all times the requirements for audit committee membership of any exchange on which the corporation's securities are listed or of any applicable law. The board of directors shall determine, in its business judgment, whether the members of the audit committee satisfy all such requirements.

                                   ARTICLE IV.
                                    MEETINGS

         The audit committee shall meet regularly and as circumstances dictate. Regular meetings of the audit committee may be held without notice at such time and at such place as shall from time to time be determined by the chairperson of the audit committee, the president or the secretary of the corporation. Special meetings of the audit committee may be called by or at the request of any member of the audit committee, any of the corporation's executive officers, the secretary or the outside auditors, in each case on at least twenty-four hours notice to each member.

         If the board of directors, management or the outside auditors desire to discuss matters in private, the audit committee shall meet in private with such person or group.

         A majority of the audit committee members shall constitute a quorum for the transaction of the audit committee's business. Unless otherwise required by applicable law, the corporation's charter or bylaws or the board of directors, the audit committee shall act upon the vote or consent of a majority of its members at a duly called meeting at which a quorum is present. Any action of the audit committee may be taken by a written instrument signed by all of the members of the audit committee. Meetings of the audit committee may be held at such place or places as the audit committee shall determine or as may be specified or fixed in the respective notices or waivers of a meetings. Members of the audit committee may participate in audit committee proceedings by means of conference telephone or similar communications equipment by means of which all persons participating in the proceedings can hear each other, and such participation shall constitute presence in person at such proceedings

                                   ARTICLE V.
                               SPECIFIC ACTIVITIES

         Subject to Article II and without otherwise limiting the audit committee's authority, the audit committee shall carry out the following specific activities.

Section 5.1.  Review of Documents and Reports

         (a)      Review and reassess this charter at least annually.

         (b)      Review  the   corporation's   Annual  Reports  on  Form  10-K,
                  including the corporation's year end financial statements, before its release. Consider whether the information contained in the Annual Reports on Form 10-K is adequate and consistent with the members' knowledge about the corporation and its operations. If determined to be appropriate, recommend that the audited financial statements be included in the Annual Report on Form 10-K.

Section 5.2.  Outside Auditors

         (a) Select the outside auditors, considering independence and effectiveness and approve the fees and other compensation to be paid to the outside auditors.

         (b) The audit committee shall receive the written disclosures required by generally accepted auditing standards. On an annual basis, the audit committee shall require the outside auditors to provide the audit committee with a written statement delineating all relationships between the outside auditors and the corporation. The audit committee shall actively engage in a dialogue with the outside auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditors. The audit committee shall recommend that the board of directors take appropriate action in response to the outside auditors' report to satisfy itself of the outside auditors' independence.

         (c) Prior to the annual audit, review with management and the outside auditors the scope and approach of the annual audit.

         (d) After the annual audit, review with management and the outside auditors their report on the results of the annual audit.

         (e) Ensure that the outside auditors inform the audit committee of any fraud, illegal acts or deficiencies in internal control of which they become aware and communicate certain required matters to the audit committee.

         (f)      Review  with  the  outside  auditors  their   performance  and
                  recommend to the board of directors any proposed discharge of the outside auditors when circumstances warrant.

         (g) Direct and supervise special audit inquiries by the outside auditors as the board of directors or the audit committee may request.

Section 5.3.  Financial Reporting Processes

         (a) Review significant accounting and reporting issues, including recent professional and regulatory pronouncements or proposed pronouncements, and understand their impact on the corporation's financial statements.

Section 5.4.  Process Improvement

         (a) Ensure that significant findings and recommendations made by the outside auditors are received and discussed on a timely basis with the audit committee and management.

         (b) Review any significant disagreement among management and the outside auditors in connection with the execution of the annual audit or the preparation of the financial statements.

Section 5.5.  Reporting Responsibilities

         (a) Regularly update the board of directors about audit committee activities and make appropriate recommendations.

                                   ARTICLE VI.
                                  MISCELLANEOUS

         The audit committee may perform any other activities consistent with this charter, the corporation's charter and bylaws and governing law, as the audit committee or the board deems necessary or appropriate.


                                               ADOPTED BY THE BOARD OF DIRECTORS
                                               OF VALHI, INC. ON MAY 11, 2000




                                               /s/ A. Andrew R. Louis
                                               ---------------------------------
                                               A. Andrew R. Louis, Secretary

                                   VALHI, INC.
                              Three Lincoln Centre
                          5430 LBJ Freeway, Suite 1700
                            Dallas, Texas 75240-2697

PROXY                                                                      PROXY

                                   VALHI, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
              OF VALHI, INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 10, 2001



         The undersigned hereby appoints Harold C. Simmons, Glenn R. Simmons and Steven L. Watson, and each of them, proxy and attorney-in-fact for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the 2001 Annual Meeting of Stockholders (the "Meeting") of Valhi, Inc., a Delaware corporation ("Valhi"), to be held at the offices of Valhi at Three Lincoln Centre, 5430 LBJ Freeway, Suite 1700, Dallas, Texas on Thursday, May 10, 2001, at 1:30 p.m. (local time), and at any adjournment or postponement of said Meeting, all of the shares of common stock, par value $0.01 per share, of Valhi standing in the name of the undersigned or that the undersigned may be entitled to vote on the proposals set forth, and in the manner directed, on this proxy.


            THIS PROXY MAY BE REVOKED AS SET FORTH IN THE VALHI PROXY
                     STATEMENT THAT ACCOMPANIED THIS PROXY.

         This proxy, if properly executed, will be voted in the manner directed on this proxy. If no direction is made, this proxy will be voted "FOR" all nominees for election as directors named in proposal 1 and, to the extent allowed by federal securities laws, in the discretion of the proxies as to all other matters that may properly come before the Meeting and any adjournment or postponement thereof.

    PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.
                                SEE REVERSE SIDE.

                                   VALHI, INC.
     PLEASE MARK YOUR VOTE IN THE FOLLOWING MANNER USING DARK INK ONLY.    [X]


1.       Election of Seven Directors

         Nominees:       01-Thomas E. Barry, 02-Norman S. Edelcup,  03-Edward
                         J. Hardin,  04-Glenn R.  Simmons, 05-Harold C. Simmons,
                         06-J. Walter Tucker, Jr. and 07-Steven L. Watson

         [  ]     FOR ALL

         [  ]     WITHHOLD ALL

         [  ]     FOR ALL EXCEPT*


         -----------------------------------------------------------------------
         *(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided above.)

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting and any adjournment or postponement thereof.

               [ ] FOR                [ ] AGAINST                 [ ] ABSTAIN


Address Change    [  ]
(Instruction: Please mark in the box and make necessary corrections to the mailing label.)


SIGNATURE(S)                                          DATE
              ----------------------------------            ------------------

SIGNATURE(S)                                          DATE
              ----------------------------------            ------------------

NOTE: Please sign exactly as the name that appears on this card. Joint owners should each sign. When signing other than in an individual capacity, please fully describe such capacity. Each signatory hereby revokes all proxies heretofore given to vote at said Meeting and any adjournment or postponement thereof.